EXHIBIT 10.1

EXECUTION COPY

IGLOO HOLDINGS CORPORATION LETTERHEAD

May 13, 2011

Andrew Prozes

450 Lexington Avenue

New York, NY 10017

Re:	Director Compensation

Dear Andy:

This letter briefly sets forth the terms relating to your proposed service as an independent director on each of the Boards of Directors (the “Boards”) of Igloo Holdings Corporation (the “Corporation”), Igloo Intermediate Corporation and Interactive Data Corporation. Nothing contained herein shall be construed to require you to serve as independent director of the Corporation for any definite term.

1.	Restricted Shares. As soon as administratively practicable following your commencement date, you shall be granted 400,000 restricted shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”). Twenty percent (20%) of the restricted shares, rounded down to the nearest whole share, shall vest upon the one (1) year anniversary of the date of grant, and the remainder of the restricted shares shall vest in substantially equal monthly installments during the forty-eight (48) months thereafter. Upon a change of control, vesting of the restricted shares will accelerate. The restricted shares shall otherwise be subject to substantially the same terms and conditions (including transfer restrictions and repurchase rights) as the options granted to employees of Interactive Data Corporation generally in February 2011 (with references to employment being changed to instead refer to your service on the Boards). The restricted shares shall be granted under the Corporation’s 2010 Stock Incentive Plan and shall be subject to your execution of an award agreement, a non-interference agreement, and a joinder to the Corporation’s Shareholders Agreement (the “Shareholders Agreement”).

2.	Investment Opportunity. You will have the opportunity to purchase up to 2,000,000 shares of Common Stock from the Corporation, at a price equal to the then current fair market value (which is currently expected to be $1 per share, the same price paid by the Corporation’s primary shareholders for their shares). Your purchase, which in all events must be consummated prior to May 31, 2011, will be subject to your execution of a stock purchase agreement and other customary documentation and will be subject to the terms and conditions of the Shareholders Agreement.

3.	Expense Reimbursement. Subject to your delivery to the Corporation of such documentation as the Corporation may reasonably request from time to time, the Corporation shall reimburse you in accordance with its normal reimbursement policy for reasonable travel and other reasonable business expenses actually incurred by you in carrying out your duties as an independent director.

We look forward to working with you and welcome the contributions that you will make to the Corporation.

Sincerely,

/s/ Vincent A. Chippari

Vincent A. Chippari
Treasurer & Co-Secretary